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                                                                    EXHIBIT 3(a)


                            UNDERWRITING AGREEMENT


     UNDERWRITING AGREEMENT made this 9th day of May, 1983, by and between CONNECTICUT MUTUAL FINANCIAL SERVICES, INC. (hereinafter the "Underwriter") and CONNECTICUT MUTUAL LIFE INSURANCE COMPANY (hereinafter the "Insurance Company") on its own behalf and on behalf of CML VARIABLE ANNUITY ACCOUNT B (hereinafter the "Account"), a separate account of the Insurance Company.

     WHEREAS, the Account was established under authority of a resolution of the Insurance Company's Board of Directors on August 8, 1969, in order to maintain the net proceeds of and reserves for Variable Annuity Contracts and revisions thereof issued by the Insurance Company (hereinafter the "Contracts");

     The Insurance Company has registered the Account as a unit investment trust under the Investment Company Act of 1940 and has registered the Contracts under the Securities Act of 1933; and

     The Underwriter is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Insurance Company grants to the Underwriter the exclusive right to be, and the Underwriter agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. The Underwriter shall accept purchase payments under the Contracts in accordance with the Prospectus therefor then in effect. However, no applications for Contracts shall be solicited.

     2. The Underwriter represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. and shall be registered if necessary or otherwise appropriately qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in compliance with federal and state securities laws and regulations. In this connection, the Underwriter agrees that it shall be responsible for:

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          (a)  ensuring that no person shall offer or sell the Contracts on its behalf until duly registered as a representative of the Underwriter and that any organizations, their agents or representatives, and any brokers or other persons offering, selling or servicing the Contracts are duly and appropriately licensed, registered or otherwise qualified to offer, sell or service under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Contracts may be lawfully sold and in which the Insurance Company is licensed to sell the Contracts; and

          (b) the training, supervision and control of all such agents or representatives for purposes of complying with federal and state securities law requirements applicable in connection with the offering, sale or servicing of the Contracts. In this connection, the Underwriter shall:

               (1) Design, prepare, print and mail all sales and promotional materials, updating the same as may be appropriate from time to time;

               (3)  Conduct such training (including the
          preparation and utilization of training materials) as in the opinion of the Underwriter is necessary to accomplish the purposes of this Agreement;

               (4) Establish and implement reasonable written procedures for supervision of sales practices of agents, representatives or brokers selling or servicing the Contracts.

     3. The Insurance Company shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated registered representatives of the Underwriter or other underwriters for the offering, sale or servicing of the Contracts; provided that the Insurance Company reserves the right to refuse to appoint any proposed registered representative as an agent or broker, or once appointed to terminate the same. The Underwriter shall ensure that no person shall offer, sell or service the Contracts until duly licensed and appointed by the Insurance Company in the appropriate states or other jurisdiction.

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     4.   The Underwriter shall take reasonable steps to ensure that its registered representatives shall not make recommendations to an applicant to purchase Contracts or make additional payments thereunder in the absence of reasonable grounds to believe that the purchase of the Contract or additional payment is suitable for such applicant.

     5. The Underwriter agrees to provide all administrative services relative to the Contracts. The Underwriter shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of it by the Investment Company Act of 1940 and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Account, and the Underwriter as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. The Underwriter shall cause the Insurance Company to be furnished with such reports as it may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Connecticut and any other applicable states or jurisdictions.

     6. The Underwriter shall have the responsibility for paying all commissions or other fees to general agents, agents and brokers of the Insurance Company which are due for the sale of such Contracts. Notwithstanding the preceding sentence, no general agent, agent, or broker of the Insurance Company shall have an interest in the charges, deductions or other fees payable to Underwriter as set forth herein. The Underwriter shall have the responsibility for calculating and furnishing periodic reports to the Insurance Company of the commissions and service fees payable to agents, brokers, and general agents of the Insurance Company and its affiliates; and furnishing periodic reports to the Insurance Company as to the sale of the Contracts.

     7. In consideration for the promises contained herein, the Insurance Company assigns to the underwriter all sales and adminis-

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trative charges payable to it under the Contracts.  The Underwriter reserves the right, where applicable, to credit any monies attributable to deductions for sales and administrative expenses directly against future sales and administrative charges.

     8. The Insurance Company agrees to provide the Underwriter with such facilities, equipment services and personnel as the Underwriter may reasonably request. The Underwriter will compensate the Insurance Company for the costs of such facilities, services and personnel on a basis and at rates to be agreed upon from time to time.

     9. The services of the Underwriter to the Account hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

     10. This Agreement shall be non-assignable by any of the parties hereto. However, in performing its services hereunder, the Underwriter may use the personnel or facilities of other companies including those affiliated with the Underwriter or the Insurance Company including personnel employed by the Insurance Company who may also render services to the Insurance Company and any affiliated companies. The Underwriter may make arrangements as it deems appropriate for compensating such companies or personnel either on a cost reimbursement basis or otherwise.

     11. (a) This Agreement may be terminated by either party hereto upon 60 days' written notice to the other party.

               (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

               (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

               (d) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments on premiums or contributions subsequently received for Contracts in effect at the time

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of termination or issued pursuant to applications received by the Insurance
Company prior to termination.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

                                       CONNECTICUT MUTUAL LIFE
ATTEST:                                INSURANCE COMPANY:

                                       BY:
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                            Secretary

                                       CONNECTICUT MUTUAL FINANCIAL
ATTEST:                                SERVICES, INC.


                                       BY:
-------------------------------------  -----------------------------------------
                            Secretary









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